Exhibit 99.1

Lincoln Educational Services Reports Double Digit Growth in Revenue and
Student Starts for the Third Quarter 2024 and
Raises 2024 Outlook

Conference Call Today at 10 a.m. Eastern Standard Time

PARSIPPANY, N.J., November 11, 2024 – Lincoln Educational Services Corporation (Nasdaq: LINC) today announced financial and operating results for the third quarter ended September 30, 2024, as well as recent business developments.

Third Quarter 2024 Financial Highlights & Recent Operating Developments*
•	Revenue increased by 15.0% to $114.4 million
•	Student starts grew by 21.1%; quarter-end student population rose by 13.3%
•	Net income of $4.0 million and adjusted EBITDA of $10.2 million
•	Total liquidity in excess of $90 million, no debt outstanding
•	Recently opened East Point, Georgia campus outperforming first-year operating plan
•	Raised 2024 financial guidance

*Note: The highlighted financial results exclude the Transitional segment results of the prior year.  A reconciliation of GAAP / non-GAAP measures is included in this release.

“Lincoln’s third quarter performance illustrates how well our team is serving America’s growing interest in educational alternatives to a traditional four-year college degree while helping employers fill their workforce skills gap,” said Scott Shaw, President & CEO.  “We grew same-campus student starts 16% over the prior year quarter, while our recently opened East Point campus drove overall student start growth to 21%.  Third quarter revenue growth reached nearly 15% while adjusted EBITDA grew 67%. The continued successful execution of our transformational growth strategies is driving our performance.  Results through the first nine months of the year are enabling us to increase our full year guidance.”

“Our hybrid teaching platform, Lincoln 10.0 continues to improve operating efficiencies while benefiting student experience and outcomes.  By the end of the year, Lincoln 10.0 will be used by approximately 65% of our students.  During the third quarter, we laid the plans to extend the hybrid teaching platform to our nursing programs over the next 18 months.  When the nursing programs are transitioned, Lincoln 10.0 will serve approximately 80% of our student population, further driving operating efficiencies.  At the same time, we continue to execute our new campus development efforts in Nashville, TN, Levittown, PA, and Houston, TX.“

“Our goal of creating an additional ten replication programs at existing campuses is still on track to be completed by the first quarter of 2025.  During the third quarter, three such programs started and we are on schedule to roll-out an additional three by year-end.  We continue to expect each of these programs to generate an additional $1.0 million each in EBITDA by the third year of operation.”

“Corporate partnerships continue to be a key contributor to our growth and during the quarter we announced a partnership with Hyundai Motor America and Genesis Motor America offering their training at no added cost to our students at all of our automotive campuses nationwide.  In addition, we signed extensions with several corporate partners that in some cases extend our working relationship for an additional five years.  And, as corporate America’s interest in Lincoln and our capabilities builds, our discussions with potential new partners are quite robust.“

“Our recent financial performance, as well as the strong start to our fourth quarter, lead us to increase our guidance for the remainder of the year.  Demand for Lincoln’s programs, our impressive graduation and placement rates, our new campus development strategy, and improving efficiencies combine to position Lincoln to achieve our stated longer-term objectives of approximately $550 million in revenue and approximately $90 million in adjusted EBITDA in 2027.”

2024 THIRD QUARTER FINANCIAL RESULTS

(Quarter ended September 30, 2024, compared to September 30, 2023)

•
Revenue grew by $14.8 million, or 14.8% to $114.4 million.  The increase was primarily due to a 10.6% increase in average student population, driven by four consecutive quarters of double-digit start growth, with the most recent third quarter growing by 21.1%.  Contributing to the nearly $15.0 million increase in revenue was the recently opened East Point, Georgia campus, which generated $3.4 million in revenue in the current quarter.

•
Educational services and facilities expense increased $4.9 million, or 11.4% to $48.0 million.  The increase over the prior year was primarily driven by costs associated with new programs, new campuses and campus relocations.  In addition, expenses were up due to the larger student population and depreciation expense driven by expanded capital investments.  However, as a percentage of revenue, educational services and facilities costs decreased from the prior year, demonstrating increased operating efficiency.

•
Selling, general and administrative expense increased $8.8 million, or 16.3% to $63.3 million.  The increase over the prior year was primarily driven by costs associated with new programs, new campuses and campus relocations.  Remaining expense increases were driven by several factors including costs associated with a larger student population and increased marketing investments, which helped drive the increase in student starts.  While marketing investments were up in the quarter, the costs to obtain new students have decreased, demonstrating increased efficiencies per dollar invested.

RECENT BUSINESS DEVELOPMENTS

East Point, Georgia Campus. The recently opened East Point, Georgia campus has made a strong debut since the initial launch of classes in March 2024.  Through September 30, 2024, the campus has enrolled approximately 600 students and generated approximately $5.0 million in revenue.  During the quarter ended September 30, 2024, EBITDA results were positive and we expect to continue to be positive in the fourth quarter exceeding our internal plan for 2024.

THIRD QUARTER SEGMENT RESULTS

Campus Operations Segment
Revenue increased $14.9 million, or 15.0% to $114.4 million.  Adjusted EBITDA increased $5.5 million, or 38.6% to $19.9 million, from $14.4 million in the prior year.

Transitional Segment

The Somerville, Massachusetts campus teach-out was completed in the fourth quarter of 2023.  In the prior year comparable period, the Somerville campus had revenue of $0.1 million and operating expenses of $0.8 million.

Corporate and Other
This category includes unallocated expenses incurred on behalf of the entire Company.

Corporate and other expense were $9.0 million and $9.1 million for the three months ended September 30, 2024 and 2023, respectively.  Included in the current year is a gain of $2.8 million related to insurance proceeds received as a result of hail damage at one of our campuses.  Partially offsetting the gain are additional expenses relating to salaries and benefits expense and increased stock-based incentives.

NINE MONTHS FINANCIAL RESULTS
(Period ended September 30, 2024, compared to September 30, 2023)

•	Total revenue increased $45.1 million, or 16.4%, to $320.6 million, compared to $275.5 million.
•	Campus Operations Segment revenue increased $46.6 million, or 17.0% to $320.7 million, compared to $274.1 million.
•	Transitional Segment revenue decreased $1.5 million, or 100% to zero, compared to $1.5 million.

FULL YEAR 2024 OUTLOOK
Based on third quarter operating and financial results, as well as the outlook for the remainder of the year, the Company is raising financial guidance for revenue, adjusted EBITDA, adjusted net income and student starts.  Additionally, the Company has increased the low-end range for capital expenditures.  Updated guidance for 2024 is outlined below:

	2024 Guidance
(Amounts in millions except for student starts)	Low		High
Revenue	$430	-	$435
Adjusted EBITDA	$41	-	$43	[1]
Adjusted net income	$16	-	$18	[1]
Capital expenditures	$50	-	$55
Student Starts	13%	-	15%

[1]
The guidance in this release includes references to non-GAAP operating measures.  A reconciliation to the midpoint of our guidance can be reviewed below in the non-GAAP operating measures at the end of this release.

For reference, the Company’s prior 2024 guidance was revenue of $423 million to $430 million, Adjusted EBITDA of $39 million to $42 million, Adjusted net income of $14 million to $17 million, capital expenditures of $45 to $55 million and student start growth of 9 to 12 percent.

CONFERENCE CALL INFO
Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time to discuss results.  To access the live webcast of the conference call, please go to the Investor Overview section of Lincoln’s website at http://www.lincolntech.edu.  Participants may also register via teleconference at: Q3 2024 Lincoln Educational Services Earnings Conference Call.  Once registration is completed, participants will be provided with a dial-in number containing a personalized PIN to access the call.  Participants are requested to register at least 15 minutes prior to the start of the call.

An archived version of the webcast will be accessible for 90 days at http://www.lincolntech.edu.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education helping to provide solutions to America’s skills gap. Lincoln offers career-oriented programs to recent high school graduates and working adults in five principal areas of study: automotive technology, health sciences, skilled trades, business and information technology, and hospitality services. Lincoln has provided the workforce with skilled technicians since its inception in 1946 and currently operates 22 campuses in 13 states under Lincoln College of Technology, Lincoln Technical Institute, Lincoln Culinary Institute, Euphoria Institute of Beauty Arts & Sciences and associated brand names. For more information, please go to www.lincolntech.edu.

FORWARD-LOOKING STATEMENTS
Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts, including those made in a conference call, may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  Generally, these statements relate to business plans or strategies and projections involving anticipated revenues, earnings, or other aspects of the Company’s operating results. Such forward-looking statements include the Company’s current belief that it is taking appropriate steps regarding the pandemic and that student growth will continue. The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks, and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based including, without limitation, impacts related to epidemics or pandemics; our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with acquisitions or a change of control of our Company; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with cybersecurity; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations, such as the 90/10 rule and prescribed cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in the “Risk Factors” section of our Annual Reports and Quarterly Reports filed with the Securities and Exchange Commission.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

(Tables to Follow)
(In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2024	2023	2024	2023

REVENUE	$114,410	$99,618	$320,691	$275,548
COSTS AND EXPENSES:
Educational services and facilities	48,055	43,129	136,639	121,251
Selling, general and administrative	63,339	54,485	181,697	156,603
(Gain) loss on sale of assets	(12)	8	901	(30,923)
Gain on insuarnce proceeds	(2,794)	-	(2,794)	-
Impairment of goodwill and long-lived assets	-	-	-	4,220
Total costs & expenses	108,588	97,622	316,443	251,151
OPERATING INCOME	5,822	1,996	4,248	24,397
OTHER:
Interest income	464	878	1,800	1,891
Interest expense	(659)	(21)	(1,893)	(74)
INCOME BEFORE INCOME TAXES	5,627	2,853	4,155	26,214
PROVISION FOR INCOME TAXES	1,674	789	1,098	7,009
NET INCOME	$3,953	$2,064	$3,057	$19,205
Basic
Net income per common share	$0.13	$0.07	$0.10	$0.64
Diluted
Net income per common share	$0.13	$0.07	$0.10	$0.63
Weighted average number of common shares outstanding:
Basic	30,682	30,164	30,547	30,115
Diluted	31,042	30,698	30,806	30,455

Other data:

Adjusted EBITDA (1)	$10,236	$6,140	$23,085	$10,775
Depreciation and amortization	$3,229	$1,723	$9,516	$4,656
Number of campuses	22	22	22	22
Average enrollment	14,309	12,942	13,933	12,594
Net cash provided by (used in) operating activities	$5,606	$(6,791)	$(993)	$3,612
Net cash used in investing activities	$(19,192)	$(17,784)	$(22,199)	$(4,961)
Net cash provided by (used in) financing activities	$561	$-	$(3,115)	$(2,945)

Selected Consolidated Balance Sheet Data:	September 30, 2024
(Unaudited)

Cash and cash equivalents	$53,962
Current assets	115,438
Working capital	41,983
Total assets	404,022
Current liabilities	73,455
Total stockholders' equity	169,963

(1) RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business. EBITDA, adjusted EBITDA, adjusted net income and total liquidity are measures not recognized in financial statements presented in accordance with GAAP.

•	We define EBITDA as income (loss) before interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization.
•	We define adjusted EBITDA as EBITDA plus stock compensation expense and adjustments for items not considered part of the Company’s normal recurring operations.
•	We define adjusted net income as net income plus adjustments for items not considered part of the Company’s normal recurring operations.
•	We define total liquidity as the Company’s cash and cash equivalents, short-term investments and restricted cash.

EBITDA, adjusted EBITDA, adjusted net income, and total liquidity are presented because we believe they are useful indicators of the Company’s performance and ability to make strategic investments and meet capital expenditures and debt service requirements. However, they are not intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as indicators of operating performance or cash flow as a measure of liquidity. EBITDA, adjusted EBITDA, adjusted net income and total liquidity are not necessarily comparable to similarly titled measures used by other companies.

The following is a reconciliation of net income (loss) to EBITDA, adjusted EBITDA, adjusted net income, and total liquidity:

	Three Months Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
	Consolidated Operations		Consolidated Operations
	2024	2023	2024	2023

Net income	$3,953	$2,064	$3,057	$19,205
Interest expense (income), net	195	(857)	93	(1,817)
Provision for income taxes	1,674	789	1,098	7,009
Depreciation and amortization	3,229	1,723	9,516	4,656
EBITDA	9,051	3,719	13,764	29,053
Stock compensation expense	1,250	662	3,354	4,050
New campus and campus relocation costs	1,398	917	6,823	1,581
Severance and other one-time costs	759	100	1,066	1,399
Program expansions	572	-	872	-
Gain on sale of Nashville, Tennessee	-	-	-	(30,939)
Impairment of goodwill and long-lived assets	-	-	-	4,220
Transitional segment	-	742	-	1,411
Gain on insurance proceeds	(2,794)	-	(2,794)	-
Adjusted EBITDA	$10,236	$6,140	$23,085	$10,775

	Three Months Ended September 30,
	(Unaudited)
	Campus Operations		Transitional		Corporate
	2024	2023	2024	2023	2024	2023

Net income (loss)	$14,297	$11,890	$-	$(745)	$(10,344)	$(9,081)
Interest expense (income), net	568	-	-	-	(373)	(857)
Provision for income taxes	-	-	-	-	1,674	789
Depreciation and amortization	3,060	1,552	-	3	169	168
EBITDA	17,925	13,442	-	(742)	(8,874)	(8,981)
Stock compensation expense	-	-	-	-	1,250	662
Gain on insurance proceeds	-	-	-	-	(2,794)	-
New campus and campus relocation costs	1,398	917	-	-	-	-
Program expansions	572	-	-	-	-	-
Severance and other one-time costs	-	-	-	-	759	100
Transitional segment	-	-	-	742	-	-
Adjusted EBITDA	$19,895	$14,359	$-	$-	$(9,659)	$(8,219)

	Nine Months Ended September 30,
	(Unaudited)
	Campus Operations		Transitional		Corporate
	2024	2023	2024	2023	2024	2023

Net income (loss)	$35,186	$26,167	$-	$(1,423)	$(32,129)	$(5,539)
Interest expense (income), net	1,634	-	-	-	(1,541)	(1,817)
Provision for income taxes	-	-	-	-	1,098	7,009
Depreciation and amortization	8,981	4,165	-	11	535	480
EBITDA	45,801	30,332	-	(1,412)	(32,037)	133
Stock compensation expense	-	-	-	-	3,354	4,050
Gain on insurance proceeds	-	-	-	-	(2,794)	-
New campus and campus relocation costs	6,823	1,581	-	-	-	-
Program expansions	872	-	-	-	-	-
Severance and other one-time costs	-	-	-	-	1,066	1,399
Gain on sale of Nashville, Tennessee	-	-	-	-	-	(30,939)
Impairment of goodwill and long-lived assets	-	4,220	-	-	-	-
Transitional segment	-	-	-	1,411	-	-
Adjusted EBITDA	$53,496	$36,133	$-	$(1)	$(30,411)	$(25,357)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2024	2023	2024	2023
Net income	$3,953	$2,064	$3,057	$19,205

Adjustments to net income:
New campus and campus relocation costs	1,398	917	7,334	1,581
Program expansions	572	-	872	-
Gain on sale of Nashville, Tennessee	-	-	-	(30,939)
Gain on insurance proceeds	(2,794)	-	(2,794)	-
Impairment of goodwill and long-lived assets	-	-	-	4,220
Severance and other one time costs	1,019	178	1,326	2,249
Performance based catch-up stock compensation	-	-	-	1,400
Transitional segment	-	742	-	1,411
Total non-recurring adjustments	195	1,837	6,738	(20,078)
Income tax effect	(57)	(514)	(1,961)	5,622
Adjusted net income, non-GAAP	$4,091	$3,387	$7,834	$4,749

As of
September 30, 2024
Cash and cash equivalents	$53,962
Credit facility	40,000
Total Liquidity	$93,962

	Three Months Ended September 30,
	2024	2023	% Change
Revenue:
Campus Operations	$114,410	$99,527	15.0%
Transitional	-	91	-100.0%
Total	$114,410	$99,618	14.8%

Operating Income (loss):
Campus Operations	$14,865	$11,889	25.0%
Transitional	-	(745)	-100.0%
Corporate	(9,043)	(9,148)	1.1%
Total	$5,822	$1,996	191.7%

Starts:
Campus Operations	6,243	5,157	21.1%
Total	6,243	5,157	21.1%

Average Population:
Campus Operations	14,309	12,923	10.7%
Transitional	-	19	-100.0%
Total	14,309	12,942	10.6%

End of Period Population:
Campus Operations	15,887	14,027	13.3%
Transitional	-	4	-100.0%
Total	15,887	14,031	13.2%

	Nine Months Ended September 30,
	2024	2023	% Change
Revenue:
Campus Operations	$320,691	$274,093	17.0%
Transitional	-	1,455	-100.0%
Total	$320,691	$275,548	16.4%

Operating Income (loss):
Campus Operations	$36,819	$26,167	40.7%
Transitional	-	(1,423)	-100.0%
Corporate	(32,571)	(347)	-9286.5%
Total	$4,248	$24,397	-82.6%

Starts:
Campus Operations	15,163	13,008	16.6%
Total	15,163	13,008	16.6%

Average Population:
Campus Operations	13,933	12,506	11.4%
Transitional	-	88	-100.0%
Total	13,933	12,594	10.6%

End of Period Population:
Campus Operations	15,887	14,027	13.3%
Transitional	-	4	-100.0%
Total	15,887	14,031	13.2%

Information included in the table below provides student starts and population under the Campus Operations Segment with a breakdown by Transportation and Skilled Trade programs and Healthcare and Other Professions programs.

Population by Program (Campus Operations Segment):

	Three Months Ended September 30,
	2024	2023	% Change
Starts:
Transportation and Skilled Trades	4,700	3,786	24.1%
Healthcare and Other Professions	1,543	1,371	12.5%
Total	6,243	5,157	21.1%

Average Population:
Transportation and Skilled Trades	10,449	9,029	15.7%
Healthcare and Other Professions	3,860	3,894	-0.9%
Total	14,309	12,923	10.7%

End of Period Population:
Transportation and Skilled Trades	11,672	9,842	18.6%
Healthcare and Other Professions	4,215	4,185	0.7%
Total	15,887	14,027	13.3%

Population by Program (Campus Operations Segment):
	Nine Months Ended September 30,
	2024	2023	% Change
Starts:
Transportation and Skilled Trades	11,030	9,064	21.7%
Healthcare and Other Professions	4,133	3,944	4.8%
Total	15,163	13,008	16.6%

Average Population:
Transportation and Skilled Trades	9,911	8,581	15.5%
Healthcare and Other Professions	4,022	3,925	2.5%
Total	13,933	12,506	11.4%

End of Period Population:
Transportation and Skilled Trades	11,672	9,842	18.6%
Healthcare and Other Professions	4,215	4,185	0.7%
Total	15,887	14,027	13.3%

The reconciliations provided below represent management’s projections of various components included in our outlook for the full year 2024.  These calculations are for illustrative purposes and will be reviewed as the year progresses to reflect actual results, our outlook and continued relevance of specific items.  Any revisions or modifications, if necessary, will be disclosed in future 2024 quarterly results announcements.  Adjusted EBITDA and adjusted net income have been reconciled to the midpoint of our guidance.

Reconciliation of Net Income to Adjusted EBITDA and Adjusted Net Income - 2024 Guidance
(Reconciled to the Mid-Point of 2024 Guidance)

	Adjusted
	EBITDA	Net Income
Net Income	$10,100	$10,100
Interest expense, net	600	-
Provision for taxes	4,200	-
Depreciation and amortization[1]	13,400	511
EBITDA	28,300	-
New campus and campus relocation costs[2]	8,850	8,850
Program expansions	1,500	1,500
Other one time items	1,350	1,350
Gain on insurance proceeds	(2,800)	(2,800)
Stock compensation expense	4,800	500
Tax Effect	-	(3,011)
Total	$42,000	17,000

2024 Guidance Range	$41,000 - $43,000	$16,000 - $18,000

[1]	Depreciation expense relates to the new East Point, Georgia campus.

[2]	New campus and campus relocation costs relate to the following locations:

East Point, Georgia (relates to Q1 and Q2 of 2024)
Nashville, Tennessee
Levittown, Pennsylvania
Houston, Texas

New campus adjustment includes pre-opening costs plus EBITDA losses incurred within the first four quarter after opening.

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP LLC
Investor Relations: Michael Polyviou, mpolyviou@evcgroup.com, 732-933-2755
Media Relations: Tom Gibson, 201-476-0322